Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2016, relating to the financial statements and financial statement schedule of Horizon Global Corporation and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements prior to June 30, 2015, being prepared from the records of TriMas Corporation and for the period subsequent to June 30, 2015, being prepared from the records of Horizon Global Corporation on a stand-alone basis), appearing in the Annual Report on Form 10-K of Horizon Global Corporation for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

December 19, 2016